Exhibit 3.1

Certificate of Amendment to Certificate of Incorporation of Vertiv Holdings Co

Vertiv Holdings Co (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), hereby certifies as follows:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation as heretofore in effect is hereby amended as follows:
a.Section 5.2(b) thereof shall be amended and restated to provide in its entirety as follows:
“Subject to Section 5.5 hereof, directors shall be elected annually and shall hold office until their respective successors shall have been duly elected and qualified.”
b.Section 5.4 thereof shall be amended by deleting “, but only for cause and only” therefrom and inserting in its place “with or without cause”.
c.Section 5.5 thereof shall be amended by deleting “and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms” therefrom.
2.The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 20th day of July, 2021.

VERTIV HOLDINGS CO

By:	/s/ Stephanie Gill
Name: Stephanie Gill
Title: Corporate Secretary